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                                                                      EXHIBIT 99


                                  NEWS RELEASE

                                     CONTACT: Juris Pagrabs
                                              Vice President, Investor Relations
                                              Venator Group, Inc.
                                              (212) 553-7017



                      VENATOR GROUP NAMES DALE HILPERT CEO
                  AS COMPANY'S RESTRUCTURING ENTERS LAST PHASE

                     - ROGER FARAH TO CONTINUE AS CHAIRMAN -
     - COMPANY TO DISPOSE OF EIGHT NON-CORE BUSINESSES TOTALING 500 STORES -

NEW YORK, New York, August 16, 1999 - - Venator Group, Inc. (NYSE: Z) today announced that its Board of Directors has elected Dale W. Hilpert as President and Chief Executive Officer, effective today. Mr. Hilpert was Venator Group's President and Chief Operating Officer, a position that the Company has no present plans to fill. He replaces Roger N. Farah, who remains Chairman of the Board. The Company also announced that it is exiting eight non-core specialty businesses that operate, in the aggregate, nearly 500 stores. The disposition is designed to strategically focus the Company on its most productive specialty retailing operations and represents an important component of the Company's restructuring program that began shortly after Mr. Farah joined the Company.

"In 1995, the Board and I agreed that my primary job was to reshape the Company, put it on a strong financial footing, build a strong management team and have a succession plan in place," said Roger Farah, Chairman of the Board. "Today, we have a highly focused company with a competitive group of businesses, an improved financial position, a strong and modern infrastructure and a highly qualified and energized management team, including having my successor in place."

"We have made tremendous progress since 1995 and, while that work is essentially complete, we are now very well positioned to take advantage of an improving athletic business," continued Mr. Farah. "Dale has played a critical role as we have reshaped the Company and created a clearly focused specialty retailer that is the leading player in the athletic footwear and apparel industry. The Board of Directors is very pleased that an executive of Dale's caliber and experience, who has been my partner for the past four years, will be taking over as Chief Executive Officer."

"First, on behalf of the entire management team, I want to say that we have the utmost regard and respect for Roger and the job that he has done for Venator Group," said Dale Hilpert, Chief Executive Officer. "Under his leadership, the Company has enjoyed a tremendous transformation from a disparate group of underperforming businesses to a focused, global athletic/lifestyle retailer. I have been proud to play a part in the Company's development and, working off the strong foundation we now have in place, I look forward to building shareholder value through the implementation of the plans Roger and I have developed. I am also pleased that Roger will continue to be available to provide advice and counsel."

Mr. Hilpert has been the President and Chief Operating Officer and a board member of Venator Group since April 1995. Prior to joining Venator Group, he served for 10 years as the Chairman and Chief Executive Officer of the Payless Shoe Source division of The May Department Stores Company.

                                    - MORE -
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Mr. Farah has been the Chairman of the Board and Chief Executive Officer of
Venator Group since December 1994. Prior to joining Venator Group, he was the President and Chief Operating Officer of R. H. Macy & Co., Inc. Mr. Farah is a director of Liz Claiborne, Inc.

DISPOSITION OF EIGHT NON-CORE BUSINESSES

The business units that will be exited are San Francisco Music Box, Randy River, Foot Locker Outlets, Colorado U.S., Team Edition, Going to the Game, Weekend Edition and the Burger King franchises. These businesses had total sales of $97 million and incurred an operating loss of approximately $26 million (pre-tax), or $0.12 per share, for the six months ended July 31, 1999. For the full year these businesses were projected to incur a loss of $22 million (pre-tax), or $0.10 per share. "By providing more focused operations, this asset redeployment is designed to enhance our profitability for the second half of 1999 and, more importantly, over the next several years," said Mr. Hilpert.

The Company has signed a definitive agreement with regard to one of the eight businesses, Weekend Edition; its 87-store Canada based women's apparel chain. The agreement provides for the sale of up to 51 of the stores to YM Inc. (Sales), a Toronto-based retailer. Details of the transaction were not disclosed.

The restructuring charge and operating losses are expected to total approximately $48 million, or $0.35 per diluted share, of which $39 million, or $0.28 per share, will be recorded in the second quarter of 1999. The remaining $9 million, or $0.07 per share, is expected to be recognized over the next two quarters. This charge, in the aggregate, relates primarily to leasehold and real estate disposition expenses, inventory liquidation, severance and related benefit costs and other related expenses. Through real estate conversions and dispositions, the Company expects the restructuring to be cash flow positive.

EARNINGS OUTLOOK
The Company said that it expects to report income from its remaining operations (excluding the restructuring charge and the cumulative loss of these disposed operations) for both the three and six months periods ending July 31, 1999 of between $0.03 and $0.05 per diluted share, including the gain associated with the sale of certain real estate. Additionally, as a result of these disposals, the Company said that full year income (excluding the restructuring charge and the cumulative loss of these disposed operations) from its remaining operations is now expected to be above current analyst expectations for full-year 1999 and 2000.

Venator Group is a diversified global retailer that currently operates 6,000 retail stores in 14 countries in North America, Europe, Australia and Asia. Through its athletic group of specialty retail stores, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports, as well as its Internet/direct marketer eVenator/Eastbay, the Company is the leading provider of athletic footwear and apparel. Other specialty retail chains include the Northern Group of apparel stores and afterthoughts jewelry stores.

                 Disclosure Regarding Forward-Looking Statements

 This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors including the effects of currency fluctuations, consumer preferences, economic conditions world-wide and other factors detailed in the Company's filings with the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results.